Exhibit 5.1

609 Main Street Houston, TX 77002 United States +1 713 836 3600 www.kirkland.com	Facsimile: +1 713 836 3601

November 7, 2023

Nine Energy Service, Inc.

2001 Kirby Drive, Suite 200

Houston, Texas 77019

Ladies and Gentlemen:

We have acted as special legal counsel to Nine Energy Service, Inc., a Delaware corporation (the “Company”), in connection with certain legal matters in connection with the offer and sale, from time to time, by the Company of shares of its common stock, par value $0.01 per share (the “Securities”), with an aggregate offering price of up to $30 million, pursuant to the Equity Distribution Agreement, dated as of November 6, 2023 (the “Equity Distribution Agreement”), by and between the Company and Piper Sandler & Co., as sales agent.

The Securities will be offered and sold by the Company under the registration statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on December 23, 2022 and declared effective on January 5, 2023 (File No. 333-268999) (the “Registration Statement”), including a base prospectus dated January 5, 2023 (the “Base Prospectus”), as supplemented by a prospectus supplement dated November 6, 2023 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

In rendering this opinion letter, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Company’s corporate records, the Equity Distribution Agreement, the Registration Statement, the Prospectus and such other certificates, instruments and documents as we considered appropriate for purposes of the opinion hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

As to any facts material to the opinion contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

In connection with rendering the opinion set forth below, we have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents, (vi) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus and the Registration Statement and (vii) the Equity Distribution Agreement and every other agreement we have examined for purposes of this letter constitutes a valid and binding obligation of each party to that agreement and were authorized, executed and delivered by each party thereto, and that each such party has satisfied all legal requirements that are applicable to such party to the extent necessary to entitle such party to enforce such agreement (except that in each case we make no such assumptions with respect to the Company).

Based upon such examination and review and the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that when the Securities have been issued, delivered and paid for in accordance with the Equity Distribution Agreement, the Securities will be validly issued, fully paid and non-assessable.

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November 7, 2023

Our advice on every legal issue addressed in this letter is based exclusively on the General Corporation Law of the State of Delaware (the “Applicable Law”).

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (vii) any laws except the Applicable Law. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern.

This opinion letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which we did not have knowledge at that time, by reason of any change subsequent to that time in any law covered by our opinion or for any other reason.

We consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K to be filed on the date hereof and to its incorporation by reference into the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Sincerely,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP